Exhibit 3.1

MB FINANCIAL, INC.

ARTICLES OF AMENDMENT

MB Financial, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:      The charter of the Corporation is hereby amended by changing the first two sentences of Section A of Article 5 to read as follows:

“ARTICLE 5.

A.  Capital Stock.  The total number of shares of capital stock of all classes which the Corporation has authority to issue is one hundred thirty million (130,000,000) shares, classified as follows:

1.                                      Ten million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.                                      One hundred twenty million (120,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”).

The aggregate par value of all the authorized shares of capital stock is one million three hundred thousand dollars ($1,300,000).”

SECOND:                                       The amendment to the charter of the Corporation as set forth above was approved by a majority of the entire Board of Directors of the Corporation.  The amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law (the “MGCL”) to be made without action by the Corporation’s stockholders.

THIRD:                                                  Immediately before the amendment to the charter of the Corporation as set forth above, the total number of shares of capital stock of all classes which the Corporation had authority to issue was one hundred ten million (110,000,000), with ten million (10,000,000) of such shares classified as preferred stock, par value one cent ($.01) per share, and one hundred million (100,000,000) of such shares classified as common stock, par value one cent ($.01) per share, and the aggregate par value of all the authorized shares of capital stock was one million one hundred dollars ($1,100,000).  As amended by the amendment to the charter of the Corporation set forth above, the total number of shares of capital stock of all classes which the Corporation has authority to issue is one hundred thirty million (130,000,000), with ten million (10,000,000) of such shares classified as preferred stock, par value one cent ($.01) per share, and one hundred twenty million (120,000,000) of such shares classified as common stock, par value one cent ($.01) per share, and the aggregate par value of all the authorized shares of capital stock is one million three hundred thousand dollars ($1,300,000).

FOURTH:                                     The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the amendment to the charter of the Corporation as set forth above.

FIFTH:                                                    The undersigned Vice President and Chief Financial Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President and Chief Financial Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Chief Financial Officer and attested to by its Vice President and Secretary as of the 24th day of August, 2016.

ATTEST:		MB FINANCIAL, INC.

/s/ Doria L. Koros	By:	/s/ Randall T. Conte
Doria L. Koros		Randall T. Conte
Vice President and Secretary		Vice President and Chief Financial Officer